UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2012

V. F. Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 336-424-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Bylaws.

On February 14, 2012, V.F. Corporation (the “Company”) amended its By-laws, effective immediately, to clarify the advance notice provisions applicable to director nominations and shareholder proposals. The language of the modified paragraph in the amended and restated advance notice provision, in Section 12 of the By-laws, is modified as shown below (with deleted text shown as strikethrough and new text shown as underlined). The remainder of Section 12 of the By-laws has not been amended and is not reproduced below:

“Section 12. ~~Nominating~~ Procedure for Notice of Shareholder Nominations and Proposals. In addition to the authority of the Board of Directors (or a committee appointed by the Board of Directors with authority to do so) to nominate directors and subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon dissolution to elect directors under specified circumstances, nominations for election of directors and proposals for any new business to be taken up at any annual meeting of shareholders may be made by any shareholder entitled to vote for the election of directors only if written notice of such shareholder’s intent to nominate a director or submit a proposal at the meeting is given by the shareholder and received by the Secretary of the Corporation in the manner and within the time specified herein. Notice must be received by the Secretary of the Corporation not less than ~~150~~ 120 days ~~prior to~~ before the anniversary of the date ~~fixed~~ the Corporation mailed its proxy materials for the prior year’s annual meeting ~~of shareholders pursuant to these By-Laws~~; provided, however, that if directors are to be elected by the shareholders at any other time, notice must be received by the Secretary of the Corporation not later than the seventh day following the day on which notice of the meeting was first mailed to shareholders. The notice may either be delivered or may be mailed to the Secretary of the Corporation by certified or registered mail, return receipt requested.”

The complete By-laws as amended and restated are filed herewith as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is furnished as an exhibit to this report:

3.1	Amended and Restated By-laws of VF Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION
(Registrant)

By:	/s/ Laura C. Meagher
Laura C. Meagher
Vice President – Deputy General Counsel

Date: February 15, 2012

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-laws of VF Corporation